EXHIBIT 10.2

January 15, 2003

Chairman Clifford LaChappa

Barona Tribal Council

Barona Band of Mission Indians

1095 Barona Road

Lakeside, CA 92040

RE: New Mariposa Software, Profit Sharing and Exclusivity

Dear Chairman and Council,

In response to your recent acts of good faith, on behalf of Venture Catalyst Incorporated (“VCAT”), I would like to show you good faith in return. I know it would be easier to not think about Mariposa at this time, but in order for the Tribe to receive the most benefit the casino needs to install the newest (updated) version of Mariposa as soon as possible. Although this software is included as part of the Modification No. 2 we are currently negotiating, I have an idea on how to implement this item in the proposed modification before the negotiations are completed. As you recall, half of my last proposal was about the consulting payments and the second half was about the Tribe’s right to use the software, share in the profits, and have exclusivity for the software in this market. In good faith, I would like to simply give the Tribe the second half of my proposal at this time so that the casino can install the new software now.

Specifically, in consideration for the use of the Tribe’s gaming operation as a testing and marketing platform for Mariposa, I offer the following:

I. Perpetual Use of VCAT Software

VCAT hereby grants to the Tribe, for use in its gaming operation at no charge, a non-exclusive (subject to item III below), non-transferable (without right to sublicense) and perpetual license to use Mariposa, including all upgrades, maintenance and support. In addition, VCAT grants to the Tribe, at no charge, a non-exclusive (subject to item III Exclusivity below), non-transferable (without right to sublicense) and perpetual license to use any future software products, which may be developed by VCAT and that are deployed at the Tribe’s facilities for testing purposes with the Tribal Council’s prior written consent. Finally, there will be no further installation or alteration of Mariposa software in the Barona Casino without the consent of the Tribal Council.

II. Profit Sharing

VCAT will share with the Tribe a percentage of the net profits on a quarterly basis, starting on January 1, 2003, from all sales and license fees from other sales of Mariposa, during the term of the consulting agreement and during the term of any future consulting agreement between the Tribe and VCAT. The percentage will be based on a sliding scale in the following manner: (1) Twenty-five percent of the first Two Hundred Fifty Thousand Dollars ($250,000) of the net profits per quarter; (2) Thirty percent (30%) of the second Two Hundred Fifty Thousand Dollars ($250,000) of the net profits per quarter; and (3) Thirty-five percent (35%) of the net profits in excess of Five Hundred Thousand Dollars ($500,000) per quarter. With respect to the ownership rights to the Mariposa software, VCAT acknowledges the Tribe’s view that the rights to the Mariposa software have not yet been determined. To the extent, if any, that ownership and intellectual property rights to the Mariposa software are vested in VCAT, VCAT and its licensors are and shall remain the sole exclusive owners of all such rights, title and interest in and to the Mariposa software, its documentation, and all intellectual property rights therein relating hereinto. To the extent, if any, that ownership and/or intellectual property rights to the Mariposa software are vested in the Tribe, the Tribe and its licensors are and shall remain the sole exclusive owners of all such rights, title, and interest in and to the Mariposa software, its documentation and all intellectual property rights therein relating hereinto. By offering this profit sharing arrangement to the Tribe, VCAT neither alters nor conveys any ownership or existing intellectual property right(s) it may have had prior to this offer.

III. Exclusivity

In order to ensure the Tribe maintains its competitive advantage in the market place, VCAT agrees not to provide Mariposa or any future related software product developed by VCAT to any Tribe in San Diego County or within sixty-five (65) miles of the Barona Casino, located in Lakeside, California. This grant of exclusivity shall remain in effect in perpetuity.

With regard to the second half of my last proposal, the portion relating to consulting fees, we can discuss that topic at your convenience. At that time, we can formalize this grant into the new Modification No. 2.

This grant is made in the spirit of cooperation between the Tribe and VCAT. It is based on the confidence that I have in the strength of our relationship both today and in the future. It is my hope that the software installation will begin today. If you are available, you may want to observe the installation process.

Once again, thank you for your continued support and signs of good faith.

Sincerely,

Don Speer

Cc: Art Bunce, Esquire